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                                                                  EXHIBIT 10.22

July 25, 2000

Mr. Brian E. Cohen
2827 Spalding Drive
Dunwoody, Georgia 30350

Dear Brian:

Pursuant to Paragraph 4(a) of your Employment Agreement (the "Employment Agreement") with eSoft, Inc, ("the Company") dated and signed on September 10, 1999 attached as Exhibit A and incorporated herein by reference, the Company has exercised its right to terminate your employment without "Company Cause".

1. TERMINATION. You have been terminated from your position as Vice President of Strategic Relations and as an officer of the Company effective August 24, 2000 ("Separation Date"). You agree to resign your position as member of the Board of Directors of the Company, effective as of the Separation Date.

2. TRANSITION PERIOD. You agree that prior to your Separation Date (the "Transition Period"), you will continue to answer questions and assist the Company via telephone and email in the transition of all work related issues to the appropriate members of management of the Company. You shall not be required to be present in the office during the Transition Period. During the Transition Period you shall remain obligated to maintain the confidences and confidential information of the Company as set forth in the Employment Agreement and shall take no actions that can be construed as contrary to the interests of the Company.

3. CONSIDERATION. Although the Company has no policy or procedure requiring payment of any severance benefits, the Company agrees to the following as part of this Agreement:

         (A) CONTINUATION OF INSURANCE. To the extent permitted by the federal COBRA law, applicable state laws, and the insurance policies and rules applicable to the Company, you will be eligible to continue your health insurance benefits and, later, to convert to an individual policy. You acknowledge that the Company has provided you with a COBRA notification form setting forth your rights and responsibilities with regard to COBRA coverage. Pursuant to the terms of your Employment Agreement, should you timely elect to continue coverage pursuant to COBRA, the Company agrees to pay the Company's insurance carrier on a monthly basis for a period beginning September 1, 2000 and concluding September 1, 2001 ("COBRA Payment Period"), for the COBRA premiums to be paid for you in order to maintain health insurance coverage during the COBRA Payment Period that is substantially equivalent to that which you received immediately prior to the Separation Date.

         (B) EXTENDED INSURANCE BENEFITS. As further consideration for the agreements contained herein, the Company agrees to pay the Company's insurance carrier on a monthly basis for an extended period beginning September 1, 2001 and concluding March 1, 2002 ("Extended COBRA Payment Period"), for the


                                       1.

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              COBRA premiums to be paid for you in order to maintain health insurance coverage during the COBRA Payment Period that is substantially equivalent to that which you received immediately prior to the Separation Date.

         (C) TERMINATION OF INSURANCE BENEFITS. Should you obtain employment during either the COBRA Payment Period or the Extended COBRA Payment Period, the Company's obligation under this paragraph shall forever cease upon the expiration of the waiting period (if any) for entitlement to insurance coverage through your new employer. You agree to notify the Company in writing in the event that you obtain employment. In any event, and notwithstanding any provision to the contrary on this paragraph, the Company's obligations under this paragraph shall forever cease no later than by the end of the Extended COBRA Payment Period.

4. SALARY CONTINUATION; BONUS PAYMENT. Pursuant to the terms and conditions contained in Paragraph 7 of the Employment Agreement, you shall be entitled to continue to receive your current salary of $10,333.34 per month, payable in semi-monthly installments for a period of twelve (12) months from the Separation Date. You shall also be entitled to payment of your accrued bonus for calendar year 2000 in the amount of $4,500.00, which shall be paid upon execution of this Agreement.

5. CONTINUATION OF BENEFITS. As set forth fully in Section 3, the Company will maintain insurance coverage (health, dental) for you on a basis comparable to that available to other officers and executive employees of the Company. You will be entitled to payment of accrued vacation pay in the amount of $7,571.15 for calendar year 2000, which shall be due and payable on the Separation Date. You will also continue to receive credits for vacation pay as other officers and executives of the Company for a period of twelve (12) months from the Separation Date, such that you will be entitled to vacation pay for such twelve (12) month period in the amount of $9,538.46. Said amount shall be due and payable twelve (12) months after the Separation Date. You understand that as of the Separation Date, you will no longer be able to participate in the Company's 401(k) and other retirement plans.

6. STOCK OPTIONS. Pursuant to the terms and conditions contained in Paragraph 3(d) of the Employment Agreement, you acknowledge that as of the Separation Date, eleven-thirty-sixths (11/36) of your incentive stock options granted on or about September 10, 1999 (the "Initial Grant") have vested, and none of your incentive stock options granted on or about May 24, 2000 (the "Second Grant") and May 31, 2000 (the "Third Grant") have vested. Pursuant to paragraph 3(d) of the Employment Agreement, an additional nine-thirty-sixths (9/36) of the unvested option granted to you by the Company shall immediately vest. Thereafter, no additional stock options shall vest. Specifically, sixteen-thirty-sixths (16/36) of your incentive stock options (incentive stock options) shall lapse as of the Separation Date. Accordingly, 38,333 of the incentive stock options of the Initial Grant and 6,750 incentive stock options of the Second Grant and 2,250 incentive stock options of the Third Grant shall immediately vest. The vested options shall have an expiration date of 4 years from the date of grant of the option and are subject to any, and all, restrictions contained in the eSoft Equity Compensation Plan.


                                       2.
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7.       OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

8. EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9. RETURN OF COMPANY PROPERTY. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

10. PROPRIETARY INFORMATION OBLIGATIONS. Both during and after your employment you will refrain from any unauthorized use or disclosure of the Company's proprietary or confidential information or materials without prior written authorization from a duly authorized representative of the Company. You further agree to abide by all terms of your Employment Agreement as they relate or refer to the use of Confidential Information obtained during the course of your employment with the Company. Specifically, you hereby acknowledge and agree to abide by the terms set forth in Paragraphs 8, 9, 10 and 11 of the Employment Agreement, attached hereto as Exhibit A and incorporated by reference herein.

11. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. The parties acknowledge that the Employment Agreement has been filed, via EDGAR and is therefore a matter of public record-

12. NONDISPARAGEMENT. Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.


                                       3.
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13.      RELEASE. In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you agree to execute the Employee Agreement and Release attached hereto as Exhibit B.

14. MISCELLANEOUS. This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

If this Agreement is acceptable to you, please sign below and on the attached Employee Agreement and Release, which is part of this Agreement, and return the originals of both to me.

I wish you good luck in your future endeavors.

Sincerely,

ESOFT, INC.



By:      /s/ Cheryl V. Muench  8-1-00
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Exhibit A - Employment Agreement dated October 10, 1999
Exhibit B - Employee Agreement and Release
Exhibit C - Release and Indemnification Agreement

AGREED:



         /s/ Brian E. Cohen
-----------------------------------------------------
Brian E. Cohen






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                                    Exhibit B

                         EMPLOYMENT AGREEMENT AND RELEASE

         I agree to the terms in the foregoing letter Agreement.

         Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge eSoft, Inc., its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the "Company"), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursement, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the Colorado Discrimination and Unfair Employment Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

         I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven
(7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").



                                   By:      /s/ Brian E. Cohen
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                                   Date:    August 2, 2000
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